    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CONECTIV, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
                            ------------------------

                    DELAWARE                                       51-0377417
            (STATE OF INCORPORATION)                   (IRS EMPLOYER IDENTIFICATION NO.)

                                800 KING STREET
                              WILMINGTON, DE 19899
                            ATTN: BARBARA S. GRAHAM
                                 (302) 429-3448
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

               BARBARA S. GRAHAM                           JAMES E. FRANKLIN II, ESQ.
                   PRESIDENT                             GENERAL COUNSEL AND SECRETARY
                 CONECTIV, INC.                                  CONECTIV, INC.
                800 KING STREET                              6801 BLACK HORSE PIKE
              WILMINGTON, DE 19899                       EGG HARBOR TOWNSHIP, NJ 08234
                 (302) 429-3448                                  (609) 645-4420

               (NAMES, ADDRESSES AND TELEPHONE NUMBERS, INCLUDING
                       AREA CODES, OF AGENTS FOR SERVICE)
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1993 registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
 TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
    SECURITIES TO BE         AMOUNT TO BE    OFFERING PRICE PER AGGREGATE OFFERING    REGISTRATION
       REGISTERED             REGISTERED          SHARE(1)           PRICE(1)            FEE(1)
-----------------------------------------------------------------------------------------------------
Common Stock ($.01 par
  value).................  5,000,000 shares       $22.125          $110,625,000        $32,634.38
=====================================================================================================

(1) The proposed maximum offering price per share and in the aggregate have been estimated solely for the purposes of computing the registration fee. Pursuant to Rule 457(c), the registration fee has been calculated based on the average of the high and low prices for the Common Stock of Delmarva Power & Light Company (the higher priced stock of the two companies combining to form Conectiv, Inc.) on January 8, 1998, as reported on the New York Stock Exchange Composite Tape.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                                 CONECTIV, INC.

                               CONECTIVDIRECT(TM)

    ConectivDirect(TM) (the "Plan") provides a convenient and economical method for the shareholders of Conectiv, Inc. (the "Company") holding the Company's Common Stock, $.01 par value per share (the "Common Stock" or "Company Common Stock"), and the Company's Class A Common Stock, $.01 par value per share ("Class A Stock" or "Class A Common Stock"), and for other investors to purchase shares of the Company's Common Stock, and reinvest all or a portion of cash dividends in additional shares of Common Stock. Key features of the Plan are as follow:

    - Persons who are not registered shareholders (as defined in this Prospectus) may enroll in the Plan by making an initial investment of at least $500 (maximum investment of $200,000 per year).

    - Once enrolled, participants may make additional optional cash purchases either by check or by using electronic funds transfer from their checking or savings account. The minimum investment amount is $50 (maximum of $200,000 per year).

    - Participants may elect to reinvest dividends on all shares owned (full reinvestment), reinvest dividends on a portion of all shares owned (partial reinvestment), or receive all dividends in cash (no reinvestment).

    - Participants owning Common Stock may deposit their share certificates into the Plan.

    - Participants owning Common Stock may request the issuance of a certificate or transfer shares to another participant at any time.

    - Participants owning Common Stock may sell shares held in the Plan by providing instructions to The Bank of New York, as Plan Administrator, or by using the automated telephone sales feature.

    - Participants will be charged modest fees and commissions for certain transactions.

    Common Stock will be purchased by the Plan Administrator directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company, to fulfill requirements for the Plan.

    Participation in the Plan is entirely voluntary. Any shareholder who does not participate in the Plan will receive cash dividends in the usual manner.

    The Plan does not include any feature to purchase, sell, transfer or safekeep Class A Stock. Holders of Class A Stock may participate only in the dividend reinvestment feature of the Plan.

    This Prospectus relates to 5,000,000 shares of Company Common Stock registered for sale under the Plan and should be retained for future reference.

    THE PLAN SUPERSEDES THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN OF ATLANTIC ENERGY, INC. ("ATLANTIC ENERGY") AND THE DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN OF DELMARVA POWER & LIGHT COMPANY ("DELMARVA"). PARTICIPANTS IN THOSE PLANS AUTOMATICALLY CONTINUE IN THE PLAN UNLESS THEY ELECT TO TERMINATE PARTICIPATION IN SUCH PLANS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
               The date of this Prospectus is            , 1998.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
SUMMARY
The Company.......................................................................    2
Available Information.............................................................    2
Incorporation of Certain Documents by Reference...................................    2
Summary of Important Plan Features................................................    4
The Plan..........................................................................    5
Definitions.......................................................................    5
Purpose...........................................................................    6
Features and Considerations.......................................................    6
Administration....................................................................    8
Participation.....................................................................    9
Dividend Reinvestment.............................................................   11
Optional Cash Purchases...........................................................   11
Purchases.........................................................................   13
Sales, Transfers and Termination from the Plan....................................   14
Reports to Participants...........................................................   16
Certificates......................................................................   16
Safekeeping Service for Common Stock..............................................   17
Changing Investment Options.......................................................   18
Income Taxes......................................................................   18
Other Information.................................................................   19
Description of Common Stock and Class A Stock.....................................   20
Use of Proceeds...................................................................   23
Experts...........................................................................   23
Legal Opinion.....................................................................   23

     DELMARVA, A DELAWARE AND VIRGINIA CORPORATION, AND ATLANTIC ENERGY, A NEW JERSEY CORPORATION, TWO PUBLIC UTILITY COMPANIES, ARE MERGING WITH EACH OTHER, WITH CONECTIV, INC. THE SURVIVING CORPORATION AFTER A SERIES OF TRANSACTIONS. DISCLOSURES REGARDING CONECTIV, INC. IN THIS REGISTRATION STATEMENT ARE CONDITIONAL AND ARE DEPENDENT UPON THE CONSUMMATION OF THE PROPOSED MERGER. AFTER THE CONCLUSION OF THE MERGER, THE NAME CONECTIV, INC. WILL BE CHANGED TO CONECTIV.

                                  THE COMPANY

     The Company is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended. The Company owns all of the outstanding shares of common stock of two public utility companies, Delmarva and Atlantic City Electric Company ("Atlantic Electric"). The Company also owns subsidiaries primarily engaged in providing energy-related products and services and telecommunication services. The principal executive offices of the Company are located at 800 King Street, Wilmington, DE 19899.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, will file with the Securities and Exchange Commission ("SEC" or "Commission") reports, proxy statements, and other information, which are available for inspection and copying at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. (The SEC maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov.) Copies of such material can be obtained from the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material also can be inspected at the office of the New York Stock Exchange, Inc. ("NYSE").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

          1. Delmarva Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-1405);

          2. Delmarva Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (File No. 1-1405);

          3. Delmarva Current Reports on Form 8-K dated January 28, 1997, January 31, 1997, July 2, 1997, and October 27, 1997 (File No. 1-1405);

          4. Combined Atlantic Energy (File No. 1-9760) and Atlantic Electric (File No. 1-3559) Annual Reports on Form 10-K for the year ended December 31, 1996;

          5. Combined Atlantic Energy (File No. 1-9760) and Atlantic Electric (File No. 1-3559) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          6. Combined Atlantic Energy (File No. 1-9760) and Atlantic Electric (File No. 1-3559) Current Reports on Form 8-K dated January 6, 1997, January 27, 1997, and January 31, 1997; and Atlantic Electric Current Reports on Form 8-K dated March 24, 1997 and July 16, 1997 (File No. 1-3559)

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner of shares of the Company to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below which have been or may be incorporated in this Prospectus by reference. Requests for such documents should be directed to Corporate Secretary, Conectiv, 800 King Street, Wilmington, DE 19899, (Tel:) 302 429-3114.

                       SUMMARY OF IMPORTANT PLAN FEATURES

     The following summary description of the Plan is qualified by reference to the full text of the Plan which is contained herein. Terms used in the summary have the meanings attributed to them in the Plan.

     - SIMPLE ENROLLMENT -- Any investor who wishes to make an initial purchase of Conectiv Common Stock (but not Class A Stock) may do so by completing an Authorization Card and sending a check or money order to the Plan Administrator, The Bank of New York.

     - OPEN TO NON-SHAREHOLDERS -- If you are not already a registered Conectiv shareholder, the minimum initial investment is $500 (in U.S. dollars). You will pay a small, one time set-up fee.

     - OPTIONAL CASH INVESTMENTS -- You may purchase stock systematically by authorizing the Plan Administrator to automatically deduct $50 or more from your bank account each month or by mailing a check for as little as $50 to the Plan Administrator. The maximum annual optional cash investment is $200,000.

     - AUTOMATIC REINVESTMENT OF DIVIDENDS -- Your dividends (or a portion you choose) can be automatically reinvested in Conectiv Common Stock.

     - ACCOUNT STATEMENTS -- Each time you invest you will receive a transaction summary that will show you the purchase price and shares credited to your account. Following each quarterly payment of dividends, a statement showing all year-to-date transaction activity will be mailed to you. Each statement includes a form that will help you make additional investments, sales, transfers or withdrawals.

     - SAFEKEEPING OF STOCK CERTIFICATES -- If you presently own shares of Conectiv Common Stock and hold certificates for them, you may deposit the certificates in the Plan for safekeeping.

     - BROKERAGE COMMISSIONS -- You will pay modest service fees and brokerage commissions when you sell Common Stock through the Plan as described in this Prospectus.

                                    THE PLAN

     The following, in question and answer form, sets forth the provisions of
the Plan as in effect beginning                , 1998.

DEFINITIONS

     ANNUAL LIMIT -- A Participant may make Optional Cash Purchases up to a maximum of $200,000 per calendar year.

     AUTHORIZATION CARD -- The form to be completed by (i) a non-shareholder in order to enroll in the Plan, or (ii) existing holders of Registered Shares of Common Stock and/or Class A Stock in order to enroll in the Plan.

     AUTOMATIC ELECTRONIC INVESTMENT AUTHORIZATION CARD -- The form to be completed by a Participant in order to set up automatic debits from banks and other financial institutions for Optional Cash Purchases.

     AUTOMATIC ELECTRONIC INVESTMENT -- Optional Cash Purchases by means of electronic funds transfer.

     BENEFICIAL HOLDER -- A holder of Common Stock whose shares are being held by a bank or a brokerage firm in "street" name.

     BUSINESS DAY -- Any day on which the NYSE is open for the business of trading securities.

     CASH DIVIDEND -- The cash dividend payable on shares of Common Stock and Class A Stock.

     CHANGE AUTHORIZATION CARD -- The form to be completed by a Participant to make changes in reinvestment options or other account changes.

     DIVIDEND PAYMENT DATE -- The date on which dividends declared by the Company's board of directors are payable on the Company's Common Stock and Class A Stock.

     DIVIDEND RECORD DATE -- The date on which a person or entity must be a registered shareholder of Common Stock or Class A Stock in order to receive a given dividend.

     INVESTMENT DATE -- The date on which purchases of shares of Common Stock are made for the preceding Investment Period. Shares of Common Stock will be purchased at least once every five Business Days. A Dividend Payment Date will always be an Investment Date.

     INVESTMENT PERIOD -- The period for Plan investments on behalf of Participants, which commences on an Investment Date and continues through and includes the date preceding the next succeeding Investment Date.

     OPTIONAL CASH PURCHASES -- Purchase of Common Stock through direct cash payments or Automatic Electronic Investments submitted by Participants under the Plan, as authorized in writing by a Participant.

     PARTICIPANT -- A shareholder that has enrolled in the Plan according to the Company's applicable procedures.

     PLAN -- ConectivDirect(TM), as described in this Prospectus.

     PLAN ADMINISTRATOR -- The Bank of New York.

     REGISTERED SHARES -- The shares of Common Stock and/or Class A Stock for which a Participant holds a stock certificate registered on the stock transfer records of the Company in the name of the Participant.

     SAFEKEEPING SERVICE -- The service allowing Plan Participants to deposit Common Stock certificates with the Plan Administrator for credit to the Participant's Plan account. Deposited shares will be held in book-entry form.

PURPOSE

1. What is the purpose of the Plan?

     The Plan offers shareholders and non-shareholders a convenient and economical way to purchase the Company's Common Stock. Once Participants are enrolled in the Plan, Cash Dividends, as well as any Optional Cash Purchases, may be used to purchase additional shares of Common Stock.

     The Company cannot assure any Participant of a profit or protect any Participant in the Plan against a loss on the shares of Common Stock purchased under the Plan. The use of the term "Plan" does not indicate that the Plan functions as a retirement plan, whether qualified or non-qualified. The Plan does not enjoy any preferred tax status, and all Cash Dividends on Participant's Common Stock are taxable. See Questions 34 and 35.

FEATURES AND CONSIDERATIONS

2. What are the main features of the Plan?

     Participants may elect to have Cash Dividends on all or a portion of their shares of Common Stock and/or Class A Stock automatically reinvested. Dividend payments not reinvested will be paid to Participants by check or through electronic direct deposit.

     Participants may make Optional Cash Purchases in a minimum amount of $50 per transaction and up to a maximum of $200,000 per calendar year for the purchase of Common Stock.

     Non-shareholders may enroll in the Plan by completing an Authorization Card and making a minimum initial cash investment of $500 to purchase Common Stock under the terms of the Plan.

     Full investment of funds is possible under the Plan (subject to minimum and maximum purchase requirements) because both full and fractional shares will be credited to Participants' Plan accounts.

     The Plan includes a Safekeeping Service which permits shareholders to deposit certificates of Common Stock (not Class A Stock) with the Plan Administrator, thereby reducing shareholders' risk of loss of physical certificates and making it convenient for shareholders to hold all shares of Common Stock in one account. Participants will receive credit to their Plan accounts for such shares.

     Participants will receive quarterly statements of account with a record of their activity as soon as practicable following each Dividend Payment Date, and confirmations of investments upon opening Plan accounts or making Optional Cash Purchases of Common Stock. Statements of account are a Participant's continuing record of transactions and should be retained for tax purposes.

     Participants may elect to receive a check for Cash Dividends. If a Participant is receiving a check for all Cash Dividends, the Participant will receive a yearly statement of holdings in the Plan.

     Through the Plan, Participants may sell shares of Common Stock held or deposited in Plan accounts by providing instructions to the Plan Administrator or by using the automated telephone sales feature. Participants selling Common Stock will be charged fees and commissions which are lower than those typically charged by a stockbroker. See Question 21 for a description of the automated telephone sales feature and Question 19 for a list of applicable fees.

3. What should I know prior to participating in the Plan?

     You should consider the following prior to participating in the Plan:

          BROKERAGE COMMISSIONS -- Participants pay a brokerage commission as described herein for each share of Common Stock sold for their Plan account or Plan shares purchased in the open market.

          SERVICE FEES -- Participants pay a service fee as described herein for certain Plan transactions, including the establishment of a new account, whether or not the transactions are effected in the open market.

          MARKET RISK -- By opting to reinvest Cash Dividends in Company Common Stock, Participants bear the market risk associated with the purchase of Common Stock. Also, Participants have no control over the price of Common Stock with regard to Optional Cash Purchases or the sale of Common Stock.

          NO INTEREST PENDING INVESTMENT -- No interest is paid on funds held for Optional Cash Purchases pending investment in Common Stock.

ADMINISTRATION

4. Who administers the Plan?

     By participating in the Plan, each Participant designates The Bank of New York (or a successor thereto) as agent under the Plan. The Bank of New York will administer the Plan, purchase shares of Common Stock for Participants in the Plan, serve as custodian for shares of Common Stock on deposit in the Plan, keep records, send statements of account to Participants and perform other duties relating to the Plan. Shares of Common Stock purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee) and held by the Plan Administrator for each Participant in the Plan, unless and until a Participant requests that a stock certificate for all or part of such shares be issued.

     The Plan Administrator is responsible for any open market purchases and sales on behalf of the Participants and such purchases and sales shall be made through BNY Brokerage, Inc. ("BNYB"), a full-service brokerage firm and wholly-owned subsidiary of The Bank of New York Company, Inc. BNYB will receive any brokerage commissions. The Company has no control over the times or prices at which the Plan Administrator effects transactions or the selection of the broker executing such transactions on the open market.

     The Company reserves the right to interpret and regulate the Plan as deemed necessary or desirable. Neither the Company nor the Plan Administrator will be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising with regard to any sale or purchase or out of failure to terminate a Participant's account upon the Participant's death prior to receipt of written notice of such death.

5. Whom should I contact with questions concerning the Plan and its administration?

     Participants may contact the Plan Administrator by telephone, toll free, at 1-800-365-6495 between the hours of 8:00 a.m. and 6:00 p.m., Eastern time, on Business Days or by writing to one of the following addresses. Please mention Conectiv in all correspondence.

     Payments for Optional Cash Purchases and requests for sales, liquidations, transfers and withdrawals should be mailed to (please use the bottom portion of the transaction advice or statement):

     The Bank of New York
     Dividend Reinvestment Department
     P.O. Box 1958
     Newark, NJ 07101-9774

     All inquiries regarding your account should be mailed to:

     The Bank of New York
     Investor Relations Department -- 11G
     Church Street Station
     P.O. Box 11258
     New York, NY 10286-1258

     GENERAL INFORMATION CONCERNING THE PLAN MAY BE OBTAINED FROM THE PLAN ADMINISTRATOR'S WEBSITE AT HTTP://STOCK.BANKOFNY.COM

6. May the Plan be modified or discontinued?

     The Company reserves the right to suspend, modify or discontinue the Plan at any time including but not limited to, the right to modify the fees and commissions charged to Participants. Any suspension, major modification or discontinuance of the Plan will be announced by the Company to all Participants.

PARTICIPATION

7. Who is eligible to participate in the Plan?

     All registered holders of the Company's Common Stock are eligible to participate in the Plan. Holders of Class A Stock may only participate in the dividend reinvestment features of the Plan.

     EXISTING PARTICIPANTS IN EITHER ATLANTIC ENERGY'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN OR DELMARVA'S DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN ARE AUTOMATICALLY ENROLLED IN THE PLAN.

     A Plan Prospectus and enrollment information will be furnished at any time upon request to the Plan Administrator.

8. How does a holder of Registered Shares of either Common Stock or Class A Stock participate?

     Individuals who hold Registered Shares may join the Plan at any time by completing the Authorization Card and returning it to the Plan Administrator at the address indicated in the response to Question 5. If shares are registered in more than one name, all Registered Holders of such shares must sign the Authorization Card exactly as their names appear on the account registration.

     The Authorization Card allows a Participant to choose a reinvestment option for participation in the Plan. By checking the appropriate box a Participant may select:

          FULL DIVIDEND REINVESTMENT -- Automatic reinvestment of Cash Dividends on all Registered Shares held by the Participant and on all shares of Common Stock credited to the Participant's account.

          PARTIAL DIVIDEND REINVESTMENT -- Receipt of Cash Dividends on a portion of the Registered Shares held by the Participant and/or a portion of the Common Stock credited to the Participant's account, and automatic reinvestment of the Cash Dividends on the remainder of the Participant's Common Stock and Class A Stock.

          OPTIONAL CASH PAYMENTS ONLY -- Cash Dividends on shares registered in a Participant's name will be paid by check or electronic transfer and will not be reinvested. A Participant may make optional cash payments (in an amount not less than $50) at any time by personal check, money order or electronic funds transfer from a designated U.S. bank and payable in U.S. dollars. Funds denominated in currencies other than U.S. dollars and third-party checks will not be accepted and will be returned to the Participant. Optional Cash Purchases by a Participant may not exceed a cumulative $200,000 in any calendar year. Dividends on all shares purchased with Optional Cash Payments and credited to a Participant's account will be reinvested in additional shares unless, and until, a Participant requests that the purchased shares be registered in the Participant's name through the issuance of certificates. (See Questions 26 and 27 for information concerning the issuance of certificates and Question 13 with regard to electronic funds transfers.)

     Shareholders who do not participate in the Plan will receive Cash Dividends, as declared, in the usual manner.

9. How does a non-shareholder participate?

     After being furnished with the Plan Prospectus, a non-shareholder may apply for enrollment in the Plan by completing and returning the Authorization Card, together with a check in an amount not less than $500, or more than the Annual Limit ($200,000), made payable to the Plan Administrator. A one time set-up fee will be charged. See Question 19 for the schedule of fees.

     The Authorization Card allows applicants to decide the amount of their initial investment and to choose a reinvestment option for participation in the Plan. See Questions 8, 32 and 33.

     Beneficial Holders of the Company's Common Stock may participate in the reinvestment of Cash Dividends (no other Plan transactions are permitted) but need to contact their broker or nominee to arrange individual terms and conditions, including any fees the broker may charge, for executing reinvestment transactions. Such participation is outside the terms and conditions of the Plan and the investor continues to be a non-registered shareholder. Beneficial Holders may become Participants in the Plan either by having shares of Common Stock transferred to their names and completing and returning an Authorization Card or by completing and returning an Authorization Card along with an initial investment of $500 or more. BENEFICIAL HOLDERS OF CLASS A STOCK ARE NOT ELIGIBLE TO PARTICIPATE IN THE PLAN.

DIVIDEND REINVESTMENT

10. How and when will Cash Dividends be reinvested?

     If a Participant has elected full or partial reinvestment of Cash Dividends, the Plan Administrator will reinvest those dividends in additional shares of Common Stock. Reinvested Cash Dividends will be used to purchase either authorized but unissued shares from the Company, including treasury stock, or shares that are purchased on the open market by the Plan Administrator.

     Cash Dividends payable on any Dividend Payment Date which are to be reinvested will be reinvested commencing on the applicable Dividend Payment Date. If the Company is then meeting the requirements of the Plan with Common Stock purchased in the open market, the Plan Administrator will determine the exact timing of such purchases and the number of shares to be purchased, depending on the amount of reinvested dividends, market conditions and the requirements of federal securities laws. If the Company elects to issue authorized but unissued shares of its Common Stock, these shares will be issued and credited to a Participant's Plan account by the Company as of the Investment Date. The determination of price for purchases of Common Stock is explained in Question 17.

     If a Participant's Authorization Card is received by the Plan Administrator on or before the Dividend Record Date for the next dividend payment, the next dividend payable will be used to purchase additional shares of Common Stock on the Investment Date immediately following the applicable Dividend Date.

     If the Authorization Card is received after the Dividend Record Date for the next dividend payment, the reinvestment of dividends will start with the next succeeding dividend payment.

OPTIONAL CASH PURCHASES

11. Who is eligible to make Optional Cash Purchases?

     All Plan Participants, whether or not they have authorized the reinvestment of dividends, are eligible to make Optional Cash Purchases.

12. How are Optional Cash Purchases made?

     An applicant may make an initial cash investment when enrolling by enclosing a check with the Authorization Card. Checks should be made payable to the Plan Administrator, and returned in the envelope provided with the Authorization Card. Thereafter, Optional Cash Purchases may be made by using the cash payment form attached to the transaction advice or the statement of account, which will be sent to each Participant by the Plan Administrator. A Participant may also send in a check without this form; however, your Plan account number must be included on your check. Checks must be drawn on a U.S. bank and be payable in U.S. dollars. Funds denominated in currencies other than U.S. dollars and third-party checks will not be accepted and will be returned to the Participant.

     In the case of a returned unpaid check, the Plan Administrator reserves the right to liquidate Common Stock in an amount sufficient to satisfy the unpaid check amount.

     If a Participant chooses to participate by Optional Cash Purchases only, the Company will pay Cash Dividends by check or electronic direct deposit on the Participant's Common Stock.

13. What is the Automatic Electronic Investment feature of the Plan and how does it work?

     Participants may make Optional Cash Purchases by means of Automatic Electronic Investments of not less than $50 nor more than the Annual Limit by monthly electronic funds transfers from a pre-designated U.S. account. Automatic Electronic Investments may be made from accounts at any of the banks, savings associations and credit unions that are members of the National Automated Clearing House Association.

     To initiate Automatic Electronic Investments, the Participant must complete and sign an Automatic Electronic Investment Authorization Card and return it to the Plan Administrator together with a voided blank check or deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable.

     Once Automatic Electronic Investment is initiated, funds will be drawn from the Participant's designated account on the 25th day of each month (or, if the 25th day is not a Business Day, the first Business Day thereafter), and will be invested in Common Stock beginning on the next Investment Date following the date of such electronic funds transfer.

     Participants may change the amounts of their future Automatic Electronic Investments by completing and submitting to the Plan Administrator a new Automatic Electronic Investment Authorization Card. To be effective with respect to a particular Investment Date, however, the new Automatic Electronic Investment Authorization Card must be received by the Plan Administrator by the 5th day of the applicable month. Participants may terminate their Automatic Electronic Investment by notifying the Plan Administrator in writing.

     Electronic direct deposit of dividends that Participants elect to receive is also available through the Plan Administrator.

14. What are the limitations on making Optional Cash Purchases?

     The option to make cash purchases is available to you at any time. Optional Cash Purchases, other than initial investments, cannot be less than $50 per payment. The maximum invested in any form in Common Stock by any Participant cannot exceed the Annual Limit for any calendar year. The minimum initial investment for persons enrolling as nonshareholders is $500. The same amount of money need not be sent in for each Investment Date and there is no obligation to make an investment on any Investment Date.

     Optional Cash Purchases of less than the allowable minimum amount and the portion of any Optional Cash Purchase that exceeds the Annual Limit will be returned to the Participant without interest.

15. When will Optional Cash Purchases be invested?

     The Plan's "Investment Dates" occur at least once every five business days. A Participant's cash investment will generally be invested within five business days of receipt.

     In order to receive Cash Dividends on shares of Common Stock acquired via an Optional Cash Purchase, a Participant's cash must be invested prior to the next Dividend Record Date.

PURCHASES

16. How many shares of Common Stock will be purchased?

     Participant's Plan account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested on their behalf divided by the purchase price. The purchase price of the shares Participants purchase under the Plan will be as described in Question 17.

17. What is the price of shares purchased for the Plan?

     If the Company is then satisfying the requirements of the Plan with shares of Common Stock purchased on the open market, the price of such shares will be the weighted average price at which the Plan Administrator acquires the shares plus applicable brokerage commissions and other fees.

     If the Company is then satisfying the requirements of the Plan with newly-issued shares of Common Stock, the price of such shares will be 100% of the average of the high and low sales prices of the Company's Common Stock, based on the NYSE Composite Transactions on the applicable Investment Date. No brokerage commission will be charged on shares of Common Stock acquired directly from the Company.

18. Who purchases the shares for the Plan?

     The Company, in its sole discretion, may elect to satisfy the requirements of the Plan with either newly-issued shares of Common Stock, including treasury stock, or shares of Common Stock purchased on the open market. If the Company elects to purchase shares of Common Stock on the open market, the Plan Administrator will make all such purchases necessary to meet the requirements of the Plan. Other than establishing the length of the Investment Period incorporated into the Plan, the Company does not exercise any direct or indirect control over the timing or prices of purchases made by the Plan Administrator on the open market. If open market purchases are not made, the shares issued under the Plan will be issued directly from the authorized but unissued shares of Common Stock of the Company.

19. Are any fees or expenses incurred by Participants?

     Below is listed a schedule of fees related to transactions under the Plan:

    Account Set-up (one time charge for
      non-stockholders).................................  $7.50 per account enrollment
    Brokerage Commissions*..............................  $.03 per share
    Sale of Common Stock (partial or full)..............  $5.00
    Reinvestment of Dividends...........................  No Charge
    Optional Cash Investments via check or automatic
      investment........................................  No Charge
    Gift or Transfer of Plan Shares.....................  No Charge
    Safekeeping of Stock Certificates...................  No Charge
    Certificate Issuance................................  No Charge
    Duplicate Statements
         Current year...................................  No Charge
         Prior Years(s).................................  $25.00 per each year requested

---------------
* Brokerage commissions apply to all shares purchased on the open market and to any shares sold.

     The service fees and brokerage commissions listed above are subject to change without further notice to Participants. With the exception of the fee for prior years' statements, each transaction will be processed net of the transaction costs applicable to that transaction. The Participant must include a check or money order payable to the Plan Administrator when requesting prior years' statements. Per-share charges listed above are for each whole or fractional share.

SALES, TRANSFERS AND TERMINATION FROM THE PLAN

20. May Participants sell or withdraw all or a portion of their Common Stock from the Plan?

     Yes. Participation in the Plan is entirely voluntary and Participants may sell or withdraw all or a portion of their Common Stock at any time. Any Participant may request that a certificate be issued or Common Stock be sold. The cash proceeds, less any brokerage commission and any other fees, will be forwarded to the Participant.

     Participants selling or withdrawing all shares from the Plan automatically terminate participation in the Plan. However, withdrawing Participants may elect to re-enroll at any time. See Question 7.

21. How do Participants sell or withdraw all or a portion of their Common Stock from the Plan?

     You may instruct the Plan Administrator to sell any or all shares held in your account. Simply complete and sign the tear-off portion of your account statement and mail the instructions to the Plan Administrator in the envelope provided. Be certain that all listed Participants sign the instruction form.

The Participant can also call the Plan Administrator's toll free number (1-800-365-6495) to obtain a "PIN" number which will allow the Participant to make sales by phone.

     The Plan Administrator will aggregate all requests to sell shares and then place a market order with BNYB to sell such shares. The Participant will receive the proceeds of the sale less any brokerage commission and any other fees as soon as practicable after the settlement date for the applicable sale.

     If a Participant requests a withdrawal, the Participant must specify that the Plan Administrator issue a certificate for any number of whole shares up to the full number of shares credited to the Participant's Plan account. See Question 20.

22. May Participants transfer ownership of shares in the Plan to another person?

     Participants may transfer or give as gifts shares in their Plan account at any time. Transfers can be made in book-entry or certificated form. Simply contact the Plan Administrator to make your request.

     Book-to-book transfers, which involve transferring Common Stock from an existing Participant account in the Plan to a new Participant account should follow the steps listed below. There is no service fee for transferring Common Stock to another Participant.

     - Call the Plan Administrator's toll free number 1-800-365-6495 and request an Authorization Card. Complete the Authorization Card providing the full registration name, address and social security number of the new Participant.

     - The completed Authorization Card should be sent along with a request indicating the number of shares (full and fractional) to be transferred to the new Participant. All Participants in the current account should sign the instructions and their signatures should be medallion guaranteed by a bank, broker or financial institution. See Question 27 for a description of authorized guarantors.

     - Unless otherwise directed by receipt of an Authorization Card, the credited account will automatically be enrolled in the Plan with all dividends reinvested.

23. What happens to fractional shares when Participants terminate their Plan accounts?

     When Participants terminate their Plan accounts, cash payments representing any fractional share they hold will be mailed directly to them as soon as practicable after the settlement for the applicable sale. For Participants selling whole shares and fractional shares, the price of the fractional share (per share) will be the price received for the whole shares.

24. Can my participation in the Program be automatically terminated?

     If a Plan Participant's account consists of only a fractional share, the Plan Administrator may close such account by sending the Participant a check for the value of the fractional share less any brokerage commissions and/or service fees.

REPORTS TO PARTICIPANTS

25. How will Participants be advised of their purchases of shares of Common Stock and other activity in their Plan accounts?

     The Plan Administrator will provide each Participant with a quarterly statement as soon as practicable following a Dividend Payment Date. PARTICIPANTS SHOULD RETAIN STATEMENTS AND CONFIRMATIONS IN THEIR PERMANENT RECORDS TO ESTABLISH THE COST BASIS OF SHARES PURCHASED UNDER THE PLAN FOR INCOME TAX AND OTHER PURPOSES. In addition, the Company will send Participants written confirmation of each of their cash investments.

     Participants will receive copies of the same communications sent to other registered shareholders of Common Stock, including the Company's annual report, notice of annual meeting and proxy statement, and certain income tax information. All communications will be sent to the Participant's address on the Plan Administrator's records; therefore, it is imperative that Participants promptly notify the Plan Administrator of any change of address.

CERTIFICATES

26. Will stock certificates be issued for shares of Common Stock acquired under the Plan?

     Certificates for shares of Common Stock acquired under the Plan will not be issued. Shares of Common Stock will be registered in the name of a nominee as agent for the Participant. The number of shares credited to your Plan account will be shown on your statement of account. This service protects against loss, theft or destruction of stock certificates.

     A certificate for any number of whole shares up to the full number of shares credited to your Plan account will be issued to you if so requested. See Question 21. Such request should be mailed to the Plan Administrator at the address shown in Question 5.

     Shares credited to your Plan account may not be pledged. If you wish to pledge your Common Stock, you must request that a certificate be issued in your name. A certificate for fractional shares will not be issued under any circumstances.

27. In whose name will the Plan account be maintained and certificates registered when issued?

     A Plan account for a Participant that enrolls in the Plan will be maintained in the shareholder's name(s) as shown on the Authorization Card. Upon request, Common Stock can be transferred and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request is accompanied by a duly executed stock power that bears the signature(s) of the Participant(s) and the signature(s) is/are medallion guaranteed by a commercial bank or member firm of the NYSE or Chicago Stock Exchange that is a member of either the STAMP, SEMP or MSP Medallion guarantee programs. The Plan Administrator recommends that any such request and stock power be sent by registered or certified mail.

SAFEKEEPING SERVICE FOR COMMON STOCK CERTIFICATES

28. What is the purpose of the Plan's free Safekeeping Service for certificates and how does it work?

     The purpose of the Plan's Safekeeping Service is to permit Participants to deposit Common Stock certificates in their possession with the Plan Administrator for safekeeping. This service is available, whether or not the shares were acquired under the Plan, at no cost to Participants. Participants who want to take advantage of this service should send their certificate(s) representing registered shares of Common Stock to the Plan Administrator as described in Question 30. Thereafter, the shares will be held by the Plan Administrator (or its nominee), and accounted for and reflected on Plan account statements and otherwise treated in the same manner as shares purchased through the Plan. Participants are responsible for maintaining their own records of the cost basis of certificated shares deposited with the Plan Administrator. Beneficial Holders of Common Stock registered in street or other nominee name may, in certain cases, be able to electronically transfer their shares from their existing account to a Plan account. Beneficial Holders who want to take advantage of this service should contact the Plan Administrator to obtain transfer instructions.

HOLDERS OF CLASS A STOCK ARE NOT ELIGIBLE TO PARTICIPATE IN THE PLAN'S SAFEKEEPING SERVICE.

29. What are the advantages of the Plan's Safekeeping Service?

     The Plan's Safekeeping Service for stock certificates offers two significant advantages to Participants. First, the risk associated with the loss of Participants' stock certificates is eliminated. Second, because shares for safekeeping are treated in the same manner as shares purchased through the Plan, they may be sold through the Plan in a convenient and efficient manner. A quarterly statement will verify the deposit of a Participant's shares.

30. What is the procedure to have Common Stock certificates deposited with the Plan Administrator?

     Participants who wish to deposit Common Stock certificates for safekeeping should send them, unsigned, to the Plan Administrator with instructions to deposit them to their Plan accounts. The instructions should include such Participant's Plan account number and should be signed by the registered shareholder(s) of the shares being deposited. The signature on the instructions and the name of the stock certificate must be identical to that on the Plan account to which such shares are to be credited. The Company and the Plan Administrator recommend that securities be sent via registered or certified mail insuring the stock certificates for 2% of the current market value of the shares represented. In any case, the Participant bears the full risk of the loss in the event the certificates are lost.

31. May shares remain on deposit if participation in the Plan is discontinued?

     Yes. Participants may elect to have their shares of Common Stock held in the Plan and receive a dividend check on their Common Stock. A yearly statement detailing Plan holdings will be mailed.

CHANGING INVESTMENT OPTIONS

32. May Participants' dividend reinvestment options be changed?

     Yes. Participants may make changes to their reinvestment options at any time. For a description of the options, see Question 8.

     Even if a Participant stops reinvesting Cash Dividends on all Common Stock and/or Class A Stock, the Participant may continue to make Optional Cash Purchases of Common Stock.

33. How do Participants change their reinvestment options?

     Participants may change their reinvestment options at any time by completing a Change Authorization Card or by submitting a request to the Plan Administrator. Changes will become effective as soon as practicable after they are received.

INCOME TAXES

34. What are the federal income tax consequences of participation in the Plan?

     In general, Participants in the Plan have the same federal income tax obligations with respect to their dividends as do shareholders who are not Plan Participants. This means that dividends reinvested under the Plan are taxable as having been received even though the Participants did not actually receive them in cash but, instead, used them to purchase additional shares under the Plan.

     The selling of shares by a Participant under the Plan will give rise to capital gain or loss, provided such shares are held as a capital asset by the Participant. Any such gain or loss will be measured by the difference between the proceeds received by the Participant (net of commissions and fees) and the Participant's tax basis in the shares sold.

     The tax basis of shares acquired in the open market is equal to their purchase price per share (including brokerage commission and other fees). The purchase price of shares acquired in the open market is determined by calculating the weighted average price at which the Plan Administrator acquires the shares, and the purchase price of newly-issued shares acquired through the Plan is equal to 100% of the average of the high and low sales prices on the NYSE Composite Transactions on the purchase date.

     The foregoing does not purport to be a comprehensive summary of all of the tax considerations that may be relevant to a Participant in the Plan and does not constitute tax advice. The summary does not reflect every possible outcome that could result from participation in the Plan, and does not consider any possible tax consequences under various state, local, foreign or other tax laws. Each Participant is urged to consult his or her own tax advisor regarding the tax consequences applicable to his or her particular situation before participating in the Plan or disposing of shares purchased under the Plan.

35. What provisions are made for foreign shareholders?

     In the case of foreign shareholders who have elected to reinvest Cash Dividends and whose Cash Dividends are subject to United States income tax withholding, an amount equal to the Cash Dividends less the amount of tax required to be withheld will be applied to the purchase of shares of Common Stock.

     Optional Cash Purchases received from foreign shareholders must be in U.S. dollars and will be invested in the same manner as investments from other Participants.

OTHER INFORMATION

36. What happens when Participants sell or transfer all of the shares of Common Stock and/or Class A Stock registered in their names but do not withdraw or sell their Common Stock held in the Plan?

     If Participants dispose of all shares of Common Stock registered in their names, the Plan Administrator will continue to maintain the shares in their Plan accounts unless otherwise instructed.

37. What happens if the Company issues a stock dividend, declares a stock split, or has a rights offering?

     Any shares of Common Stock distributed by the Company as a stock dividend on shares credited to Participants' Plan accounts, or on any split of these shares, will be credited to Participants' Plan accounts. In a rights offering, Participants' entitlements will be based on their holdings, including those credited to their Plan accounts. Rights from a rights offering applicable to shares credited to Participants' Plan accounts, however, will be sold by the Plan Administrator. The proceeds will be credited to Participants' Plan accounts and applied as cash investments to purchase shares of Common Stock on the next Investment Date.

     Participants wishing to be in a position to exercise such rights may withdraw shares credited to their Plan accounts as described under Question 21.

     Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

38. How will shares held under the Plan be voted at meetings of shareholders?

     For each meeting of shareholders, Participants will receive proxy cards which will enable them to vote both shares registered in their names and shares credited to their Plan accounts. All shares credited to an account under the Plan will be voted by the Plan Administrator as directed. Participants may vote all such shares in person at the shareholders' meeting.

39. Which state law is applicable to the operation of the Plan?

     The Plan is governed by the laws of the State of Delaware.

                 DESCRIPTION OF COMMON STOCK AND CLASS A STOCK

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION OF THE COMPANY'S COMMON STOCK AND CLASS A COMMON STOCK CONTAINED IN PAGES 75-97 OF THE JOINT PROXY STATEMENT OF DELMARVA AND ATLANTIC ENERGY/PROSPECTUS OF CONECTIV, INC. DATED DECEMBER 26, 1996 AND ANNEXES IV AND V THERETO (THE "JOINT PROXY"). THE JOINT PROXY IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. CAPITALIZED TERMS IN THIS SUMMARY ARE DEFINED IN THE JOINT PROXY UNLESS OTHERWISE DEFINED IN THIS SUMMARY OR IN THIS PROSPECTUS.

     The authorized capital stock of the Company which shall be authorized for issuance is 180 million shares and will consist of (i) 160 million shares of common stock, of which 150 million shares will be designated as Company Common Stock having a par value of $0.01 per share, and 10 million shares will be designated as Class A Common Stock having a par value $0.01 per share, and (ii) 20 million shares of preferred stock, par value $.01 per share ("Preferred Stock").

     Although the Company Charter authorizes the issuance of Preferred Stock, the Company has no present intention to issue any Preferred Stock.

     The authorized and unissued shares of Common Stock and Class A Common Stock will be available for issuance by the Company from time to time, as determined by the Board of Directors of the Company (the "Company Board"), for any proper corporate purpose, which could include raising capital, acquiring other companies or making investments and providing compensation or benefits to employees. The issuance of such shares would not be subject to the approval of the shareholders of the Company unless deemed advisable by the Company Board or required by applicable law, regulation or stock exchange requirements.

     The Class A Common Stock is intended to reflect the performance of Atlantic Electric and certain of its businesses (as more fully described in the Joint Proxy and Annexes thereto) (the "Atlantic Utility Group") above certain financial obligations (as more fully described in the Joint Proxy and Annexes thereto) since it is the intention of the Company to base the dividends on the Class A Common Stock on such factor as well as all other relevant considerations (subject to, and taking into consideration, the provisions relating to dividend policy set forth in the Merger Agreement). However, holders of the Class A Common Stock, like the holders of Company Common Stock, will be common stockholders of the company, will not have any specific rights or claims against the businesses, assets and liabilities of the Atlantic Utility Group, including upon liquidation of the Company, other than as common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

     The Company Common Stock will represent the equity value of the Company that is not represented by the Class A Common Stock.

     The holders of Common Stock and Class A Common Stock will be entitled to receive such dividends as the Company Board may from time to time declare, subject to the rights and preferences of holders of Preferred Stock, if any.

     The Company's ability to pay dividends will depend upon the ability of its subsidiaries (including Atlantic Electric and Delmarva) to pay dividends or otherwise transfer funds to it. Financing arrangements, charter provisions and regulatory requirements may impose restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans, or advances. Such charter provisions include the provisions in the Restated Certificate and Articles of Incorporation, as amended, of Delmarva (the "Delmarva Charter") and in the Certificate of Incorporation, as amended, of Atlantic Electric (the "Atlantic Electric Charter") that, respectively, preclude the payment of dividends on Delmarva common stock and on Atlantic Electric common stock if there are any arrearages in payment of dividends on any Delmarva preferred stock ("Delmarva Preferred Stock") or on any Atlantic Electric preferred stock ("Atlantic Preferred Stock"), respectively. Under the 1935 Act, the SEC has the power to preclude the payment of dividends by Delmarva and Atlantic Electric to the Company or to preclude the payment of dividends by the Company under certain circumstances.

     Pursuant to the Atlantic Electric Charter, Atlantic Electric is subject to certain limitations on the payment of dividends unless whenever full dividends have been paid on all Atlantic Preferred Stock for all past quarter-yearly dividend periods, dividends may be declared and paid by Atlantic Electric on its common stock as determined by its Board of Directors, but only out of funds legally available for the payment of dividends. Until cumulative dividends have been paid on all series of Atlantic Preferred Stock (and until certain required sinking fund redemptions have been made), no dividend or other distribution may be paid or declared on the common stock of Atlantic Electric. So long as Atlantic Preferred Stock is outstanding, Atlantic Electric may not pay dividends or make any other distributions to the holders of its common stock if after giving effect to such payments or distributions, the capital of Atlantic Electric represented by its common stock, together with the its surplus as then stated on its books of account shall, in the aggregate, be less than the involuntary liquidation value of the then outstanding shares of Atlantic Preferred Stock.

     The Company shall be entitled to receive such dividends as may be declared by the Delmarva Board of Directors except that the holders of Delmarva Preferred Stock have a right to receive cumulative quarterly dividends at the rates set forth in the title of each series thereof before any dividends are paid to the holders of Delmarva common stock. In addition, the Delmarva Charter and the Mortgage and Deed of Trust securing Delmarva's outstanding bonds contain restrictions on the payment of cash dividends on Delmarva common stock, including restrictions that would become applicable if Delmarva common stock equity was less than 25% of Delmarva's total capitalization.

     Upon default in the payment of dividends on the Delmarva Preferred Stock in an amount equivalent to or exceeding one year's dividends, and until all dividends in default shall have been paid or declared and set apart for payment, the holders of the Delmarva Preferred Stock are entitled as a class to elect a majority of the Delmarva Board of Directors and the holders of Delmarva common stock are entitled as a class to elect the remaining directors. The consent of certain proportions of the Delmarva Preferred Stock is required to effect a merger, consolidation or sale or other disposition of all of Delmarva's assets, to amend, alter, change or repeal any of the express terms of the Delmarva Preferred Stock in a manner prejudicial to its holders, to increase the authorized number of shares of, or to create or authorize any kind of stock ranking prior to or on parity with, or any security convertible into, the Delmarva Preferred Stock and to issue unsecured debt or additional shares of the Delmarva Preferred Stock unless certain capitalization and coverage test are met. In some cases, the right to vote only applies in certain circumstances.

     Dividends on Common Stock and Class A Common Stock will be limited to funds of the Company legally available under Delaware corporate law. The funds of the Company legally available for dividends on both the Company Common Stock and the Class A Common Stock will be determined on the basis of the entire Company.

     The Company Charter has certain other limitations on the payment of dividends, as well as provisions concerning share distributions, as more fully described in the Joint Proxy and the Annexes thereto.

     The Company may at any time convert each share of Class A Common Stock into Company Common Stock equal to the applicable percentage specified in the Company Charter, at the date of such conversion, of the Market Value Ratio (as defined in the Company Charter) of the Class A Common Stock to the Company Common Stock as of the fifth trading day prior to the date of the notice of such conversion. Any such conversion would dilute the interest of holders of Common Stock.

     Holders of Company Common Stock and Class A Common Stock will each be entitled to one vote per share on all matters submitted to a vote at a meeting of stockholders, subject to the rights, if any, of holders of Preferred Stock to vote on a matter as a class or series. The holders of Common Stock and the holders of Class A Common Stock will not be entitled to cumulative votes for the election of directors. Except as may be otherwise required by the laws of the State of Delaware, the holders of Company Common Stock and the holders of Class A Common Stock will vote as one class for all purposes. Generally, majority of the aggregate vote of the holders of the Company's capital stock entitled to vote is required to approve an amendment to the Company Charter. However, a vote of at least 80% of the aggregate vote of the holders of the Company's capital stock entitled to vote is required to approve certain Company Charter amendments, as more fully described in the Joint Proxy and Annexes thereto.

     The Company Charter provides for a board of not fewer than nine and not more than 18 directors, as determined from time to time by resolution of the Company Board. The Company Charter provides that the directors shall be divided into three classes (designated Class I, Class II, and Class III) to provide for staggered terms, with each class consisting, as nearly as possible, of one-third of the total number of directors.

     In the event of liquidation, dissolution or winding up of the Company, and subject to the prior payment in full of the preferential amounts to which the Preferred Stock, if any, the holders of the outstanding shares of Common Stock and Class A Common Stock, as if all such shares were of a single class, will be entitled to receive all the remaining assets of the Company, divided among the holders of such shares in accordance with the per share "Liquidation Units" attributable to each class of such shares.

     The holders of Common Stock and/or Class A Common Stock will not have any preemptive rights to subscribe for any additional shares of Common Stock and/or Class A Common Stock.

     The Company Charter and the Company By-Laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of capital stock of the Company or delaying or preventing a change in control of the Company (as more fully described in the Joint Proxy and Annexes thereto).

                                USE OF PROCEEDS

     The Company has no basis for estimating the number of shares of Common Stock that ultimately will be purchased from the Company pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of any shares of authorized and unissued stock or treasury stock sold pursuant to the Plan will be added to the general funds of the Company and used for general corporate purposes. The Company will receive no proceeds from shares purchased on the open market pursuant to the Plan.

                                    EXPERTS

     The consolidated balance sheets of Delmarva and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, as given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Atlantic Energy and Atlantic Electric incorporated herein by reference from their respective Annual Reports on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINION

     The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Peter F. Clark, Associate General Counsel of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

    Securities and Exchange Commission Registration Fee........................  $33,000
    Printing Registration Statement, Prospectus and Other Documents............   17,000
    Legal Fees and Expenses, Blue Sky Fees and Expenses, and Services of
      Independent Auditors.....................................................   10,000
    Stock Exchange Listing Fees................................................   17,500
    Miscellaneous Expenses.....................................................    2,000
                                                                                 -------
    Total......................................................................  $79,500
                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits corporations organized thereunder to indemnify directors, officers, employees and agents against liability under certain circumstances. The Company's Restated Certificate of Incorporation provides that the Company shall indemnify, to the full extent that it shall have power to do so under applicable law, each director and officer against all costs and liabilities reasonably incurred by or imposed on such persons in connection with any litigation in which such director or officer may be involved by reason of being or having been a director or officer of the Company. This provision is not exclusive of other rights to which any director or officer may otherwise be entitled. Under applicable corporate law, the Company may, upon a determination that such persons have met the applicable statutory standard of conduct, indemnify directors, officers, employees and agents against expenses, judgments, fines and settlement payments reasonably incurred.

     Subject to certain exceptions, the directors and all corporate officers of the Company are insured for not less than $50,000,000 because of any claim or claims made against them, including claims arising under the Securities Act of 1933 (the "Securities Act") and caused by any negligent act, any error, any omission or any breach of duty while acting in their capacities as such directors or officers, and the Company is insured to the extent that it shall have indemnified the directors and officers for such loss. The premiums for such insurance are paid by the Company.

ITEM 16.  EXHIBITS.

     Reference is made to the Exhibit Index filed as a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on January 13, 1998.

                                          CONECTIV, Inc.

                                          By: /s/ BARBARA S. GRAHAM
                                            ------------------------------------
                                            Name: Barbara S. Graham
                                            Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                       DATE
-------------------------------------    -------------------------------    -----------------
        /s/ BARBARA S. GRAHAM            Director and President             January 13, 1998
-------------------------------------    (Principal Executive Officer
         (Barbara S. Graham)             and Principal Financial
                                         Officer)

                                         Director
-------------------------------------
         (Michael J. Barron)

      By: /s/ BARBARA S. GRAHAM
-------------------------------------
          Attorney-in-Fact
          January 13, 1998

         /s/ JAMES P. LAVIN              Vice President                     January 13, 1998
-------------------------------------    (Principal Accounting Officer)
          (James P. Lavin)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBIT
------       -----------------------------------------------------------------------------------
 4(a)   --   Form of Restated Certificate of Incorporation of Conectiv, Inc. (Incorporated by
             reference to the filing on Form S-4 (File No. 333-18843) dated December 26, 1996).

 4(b)   --   Form of By-Laws to Conectiv, Inc. (Incorporated by reference to the filing on Form
             S-4 (File No. 333-18843)dated December 26, 1996).

    5   --   Opinion of Peter F. Clark, Esq., with respect to the securities being registered hereunder.

23(a)   --   Consent of Peter F. Clark, Esq. (included in Exhibit 5).

23(b)   --   Consent of Coopers & Lybrand, L.L.P., independent accountants.

23(c)   --   Consent of Deloitte & Touche LLP, independent auditors.

   24   --   Powers of Attorney.

   99   --   Joint Proxy Statement of Delmarva Power & Light Company and Atlantic Energy,
             Inc./Prospectus of Conectiv, Inc. (Incorporated by reference to the filing on Form
             S-4 (File No. 333-18843) dated December 26, 1996).